                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                               permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                 (LOGO The Profit Recovery Group International)

                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 15, 1998
                             ---------------------

TO THE SHAREHOLDERS OF
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") will be held at the Harvey Hotel, 6345 Powers Ferry Road, Atlanta, Georgia, on June 15, 1998 at 9:00 a.m., Atlanta time, for the following purposes:

          1. To elect three Class II directors to serve until the Annual Meeting of Shareholders held in 2001 and until their successors are elected and qualified.

          2. To consider a proposal to approve The Profit Recovery Group International, Inc. Stock Incentive Plan, which increases by one million shares the number of shares of Company Common Stock which may be granted under stock options, stock appreciation rights, and other stock awards as compared to the Company's existing 1996 Stock Option Plan.

          3. To consider a proposal to approve The Profit Recovery Group International, Inc. Executive Incentive Plan.

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Proxy Statement dated May 15, 1998, is attached. Only record holders of the Company's Common Stock, no par value per share, at the close of business on April 30, 1998, will be eligible to vote at the meeting.

     If you are not able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                          By Order of the Board of Directors:

                                          /s/ John M. Cook

                                          JOHN M. COOK
                                          Chairman of the Board
                                          and Chief Executive Officer

Date: May 15, 1998

     A copy of the Annual Report of The Profit Recovery Group International, Inc. for the year ended December 31, 1997 containing financial statements is enclosed.

                 [The Profit Recovery Group International LOGO]

                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 15, 1998
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Profit Recovery Group International, Inc. ("PRGX" or the "Company") of proxies for use at the 1998 Annual Meeting of Shareholders to be held on June 15, 1998, at 9:00 a.m., Atlanta time, at the Harvey Hotel, 6345 Powers Ferry Road, Atlanta, Georgia. Where appropriate, all references herein to the Company shall also be deemed to be references to the Company's predecessors.

     This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about May 15, 1998. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the shareholder's instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the Annual Meeting.

     Proxies will be solicited from the Company's shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company does not intend to employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting. It is possible that directors, officers and regular employees of the Company may make further solicitation personally or by telephone, telegraph or mail. Directors, officers and regular employees of the Company will receive no additional compensation for any such further solicitation.

     Only holders (the "Shareholders") of record of the Company's Common Stock, no par value per share, at the close of business on April 30, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding a total of 21,717,061 shares of Common Stock. Each such share will be entitled to one vote (non-cumulative) on each matter to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the person or persons appointed by the Company to act as election inspectors for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of The Profit Recovery Group International, Inc. Stock Incentive Plan (the "Stock Incentive Plan") and for approval of The Profit Recovery Group International, Inc. Executive Incentive Plan (the "Executive Incentive Plan"). Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, the three nominees receiving the highest vote totals will be elected as directors of the Company at the Annual Meeting. It is expected that shares held by executive officers and directors of the Company, which in the aggregate represent approximately 41.6% of the outstanding shares of Common Stock, will be voted in favor of each proposal. With respect to election of directors, abstentions, votes "withheld" and broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the proposals to approve the Stock Incentive Plan and the Executive Incentive Plan, abstentions will have the effect of a vote against the proposals and broker non-votes will be disregarded and will have no effect on the outcome of the votes. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director, FOR the proposal to approve the Stock Incentive Plan and FOR the proposal to approve the Executive Incentive Plan.

ELECTION OF DIRECTORS

     The Company currently has nine directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The three classes serve staggered three-year terms. Shareholders annually elect directors of one of the three classes to serve for three years or until their successors are elected and qualified. At the Annual Meeting, the Shareholders will elect three directors to serve as Class II directors.

     The proxy holders intend to vote FOR election of the nominees named below (who are currently members of the Board) as directors of the Company, unless otherwise specified in the proxy. Directors of the Company elected at the Annual Meeting to be held on June 15, 1998 will hold office until the Annual Meeting in 2001 or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

     Each of the individuals listed below as nominees for the Board of Directors was a director of the Company during 1997. The name and age of each director, his principal occupation, and the period during which he has served as a director is set forth below:

  Class II Director Nominees

NAME OF NOMINEE                          AGE   SERVICE AS DIRECTOR            POSITION
---------------                          ---   -------------------            --------
Stanley B. Cohen(1)(2).................  54    Since November 1990            Director
Jonathan Golden(1)(3)..................  60    Since November 1990            Director
Garth H. Greimann(2)(3)................  43    Since April 1995               Director

  Directors Continuing in Office

NAME OF DIRECTOR                         AGE   SERVICE AS DIRECTOR            POSITION
----------------                         ---   -------------------            --------
John M. Cook(1)........................  55    Since November 1990  Chairman of the Board, Chief
                                                                      Executive Officer and
                                                                      Director
Marc S. Eisenberg......................  42    Since October 1997   President of the Directorate
                                                                      of Alma and Director
Fred W.I. Lachotzki....................  51    Since January 1996   Director
E. James Lowrey(2)(3)..................  70    Since December 1995  Director
Michael A. Lustig......................  43    Since January 1998   President and Director
John M. Toma(1)........................  52    Since November 1990  Vice Chairman and Director

---------------

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

     Stanley B. Cohen has served as a Director of the Company since its founding in 1990. Mr. Cohen is the Chairman of the Board, Chief Executive Officer and President of both Advisory Services, Ltd. ("ASL") and SBC Financial Corporation ("SBC"). These companies provide certain financial consulting and investment services to the Company and certain of its executive officers. In addition, Mr. Cohen is President of Capital Advisory Corporation, a financial advisory company.

     Jonathan Golden has served as a Director of the Company since its founding in 1990 and provides consulting services to the Company through Jonathan Golden, P.C., a wholly owned professional corporation ("JGPC"). Mr. Golden also serves through JGPC as a partner in the Atlanta, Georgia law firm of Arnall, Golden & Gregory, LLP which provides legal services to the Company. Mr. Golden also serves as a director for SYSCO Corporation ("SYSCO"), a distributor of food and related products.

     Garth H. Greimann has served as a Director of the Company since April 1995. Mr. Greimann joined Berkshire Partners, a general partnership, in 1989 and served as a general partner from 1994 until February 1996, when Berkshire Partners was succeeded by Berkshire Partners LLC (Berkshire Partners, a general partnership, and Berkshire Partners LLC are collectively referred to as "Berkshire Partners"). Mr. Greimann has served as a member of Berkshire Partners LLC since February 1996, and as a general partner of Third Berkshire Associates, A Limited Partnership ("Third Berkshire Associates"), the general partner of Berkshire Fund III, since 1994. From 1982 to 1989, Mr. Greimann held various positions with The First National Bank of Boston (the "Bank"), most recently as Vice President of the Bank's Acquisition Finance Division, and served in the Bank's offices in Korea and Taiwan. Mr. Greimann also serves as a director of Trico Marine Services, Inc., an operator of marine vessels active in offshore energy exploration and production activities, and of Crown Castle International Corporation, a provider of infrastructure and related support services to the wireless communications industry.

     John M. Cook is Chairman of the Board, Chief Executive Officer and a Director of the Company and has served in such capacities since founding the Company in November 1990. Mr. Cook served as President of the Company from November 1990 through January 1998. Prior to forming the Company, Mr. Cook served as President and Chief Operating Officer of Roy Greene Associates, Inc. ("Roy Greene Associates") from 1989 to 1990. From 1987 to 1989, Mr. Cook served as Senior Vice President of Caldor Stores, Inc., a division of May Department Stores Co. ("May"). From 1982 to 1987, Mr. Cook served in a similar capacity for Kaufmann's Department Stores, Inc., also a division of May.

     Marc S. Eisenberg has served as President of the Directorate of Alma Intervention SA, a wholly-owned subsidiary of the Company in Levallois-Perret, France ("Alma"), since its founding in 1986, and a Director of the Company since October 15, 1997.

     Fred W.I. Lachotzki has served as a Director of the Company since January 1996. Since 1989, Mr. Lachotzki has served as a Professor of Business Policy at Nijenrode University, The Netherlands Business

School, in The Netherlands. Mr. Lachotzki also serves as a director of Virgin Blockbuster NV, a chain of music superstores, NVS Salland Verzekeringen, an insurance company specializing in healthcare, and Merison Holding NV, a supplier of non-food products to supermarket chains and owner of a franchised chain of electronics retail stores.

     E. James Lowrey has served as a Director of the Company since December 1995. Mr. Lowrey served as Executive Vice President -- Finance and Administration of SYSCO from 1978 until his retirement in 1993 and was a director of SYSCO from 1981 to 1993. He currently serves as a director of Riviana Foods, Inc., a processor and distributor of rice and other food products.

     Michael A. Lustig joined the Company in 1996 as Senior Vice
President -- Operations. Mr. Lustig was promoted to Executive Vice President in July 1996, and to President -- PRG Worldwide Accounts Payable Audit Operations in January 1997. In January 1998, Mr. Lustig was elected President of the Company and elected as a Director of the Company. Prior to joining the Company, Mr. Lustig worked for The Actava Group, Inc. (formerly Fuqua Industries, Inc.) from 1980 to 1995 where he held various officer positions, most recently as Senior Vice President of Corporate Development.

     John M. Toma was elected Vice Chairman of the Company in January 1997. Prior to that, he was Executive Vice President -- Administration of the Company and had served in such capacity since 1992. Mr. Toma has served as a Director of the Company since its founding in November 1990 and as Senior Vice
President -- Administration of the Company from 1990 to 1992. Prior to forming the Company, Mr. Toma served as Senior Vice President -- Administration of Roy Greene Associates from 1989 to 1990. Prior to joining Roy Greene Associates, Mr. Toma served as Operating Vice President of Caldor Stores, Inc., a division of May.

     No family relationship exists among any of the directors and executive officers of the Company.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD OF DIRECTORS

     During 1997, there were five meetings of the Board of Directors. Each incumbent director who was a director during 1997 attended all meetings of the Board of Directors and any committees on which that director served.

DIRECTOR COMPENSATION

     The Company compensates its non-employee directors $20,000 per year for their service on the Board and any committee thereof. Non-employee directors will be reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings. The Board of Directors has approved an automatic annual grant under the Company's 1996 Stock Option Plan to Directors not employed by the Company of options to purchase from 2,500 to 7,500 shares of Common Stock. Beginning in 1998, grants will be made as of December 31 of each year; provided, however, that no grants will be made in any year unless the Company's earnings per share for such year shall have increased by at least 25% over the previous year. A 25% increase in earnings per share will result in a grant of options to purchase 2,500 shares of Common Stock while each additional one percent increase in earnings per share will result in a grant of options to purchase an additional 200 shares of Common Stock, up to a maximum annual grant of options to purchase 7,500 shares of Common Stock. The per share option exercise price will be the closing price of the Company's Common Stock on The Nasdaq Stock Market on December 31 of the year of grant, or if no sale of the Common Stock was made on that date, on the next preceding date on which there was such a sale. Options will vest in 20% increments over a period of five years.

     Jonathan Golden, a director of the Company, provides consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 1997 the Company paid JGPC aggregate consulting fees of approximately $70,000. The Company currently pays JGPC a consulting fee of $5,800 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice. In addition, the Company has paid the law firm of Arnall, Golden & Gregory, LLP, of which JGPC serves as a partner, compensation for legal services rendered since 1991 and expects to continue utilizing this firm's services in the future. The Company also has paid the expenses of preparing certain annual income tax returns for Mr. Golden. The amount paid by the Company in 1997 for these income tax services was approximately $10,000.

     Stanley B. Cohen, a director of the Company, provides financial and investment advisory services to the Company and certain of its executive officers through ASL and provides financial advisory services to the Company through SBC. Mr. Cohen is the Chairman, President, Chief Executive Officer and sole shareholder of ASL and SBC. During 1997, the Company paid SBC aggregate consulting fees of approximately $70,000. The Company paid ASL consulting fees of approximately $25,000 in 1997 for providing financial advisory services to the Company and to certain of the Company's executive officers and expects to continue utilizing the services of ASL and SBC in the future. The Company currently pays SBC a consulting fee of $5,800 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice. The Company also has paid the expenses of preparing certain annual income tax returns for Mr. Cohen. The amount paid by the Company in 1997 for these income tax services was approximately $7,900.

     The Company has also entered into a consulting agreement with Lieb Finance S.A., a Luxembourg company of which Marc S. Eisenberg is the sole owner and employee, to assist on strategic and long-term planning matters for the Company and its affiliates in certain portions of Europe. The term of the consulting agreement is for five years ending October 7, 2002. Under the consulting agreement, Lieb Finance S.A. will receive an annual consulting fee of 325,000 French francs (the approximate equivalent of $54,000 as of April 30, 1998).

     Pursuant to the Registration Rights Agreement dated April 29, 1995 between predecessors of the Company, Third Berkshire Fund III, A Limited Partnership, Prudential Securities Incorporated, Mr. Greimann and certain other affiliates of Third Berkshire Associates, the general partner of Third Berkshire Fund III, A Limited Partnership, the Company is obligated to pay certain expenses incurred by Mr. Greimann in connection with the exercise of rights under the Registration Rights Agreement. See "Ownership of Directors, Principal Shareholders and Certain Executive Officers."

AUDIT COMMITTEE

     The Company's Audit Committee consists of three outside directors: Mr. Cohen, Mr. Greimann and Mr. Lowrey. The Audit Committee met two times in 1997. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company. In addition, the Audit Committee is responsible for recommending, reviewing and monitoring the performance of the Company's independent auditors.

COMPENSATION COMMITTEE

     The Company has a Compensation Committee currently consisting of three directors: Mr. Golden, Mr. Greimann and Mr. Lowrey. The Compensation Committee met four times in 1997. The Compensation Committee is responsible for reviewing and establishing the annual compensation for all executive officers, including the salary and the compensation package of each such officer. A portion of the compensation package may include an incentive award. The Compensation Committee also administers the Company's benefit plans, including the 1996 Stock Option Plan, the Management and Professional Incentive Plan and the Company's Employee Stock Purchase Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to a subcommittee of the Compensation Committee consisting of Messrs. Greimann and Lowrey, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as such term is defined in the regulations promulgated pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

NOMINATING COMMITTEE

     The Company does not have a standing nominating committee of the Board of Directors.

     Notwithstanding anything to the contrary which is or may be set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate Company filings, including this proxy statement, in whole or in part, the following Report and the Performance Graph contained on page 25 shall not be incorporated by reference into any such filings.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of directors who are not employed by the Company. The Committee considers and establishes compensation policies and approves benefit plans as well as specifically setting salary, annual incentive levels, and long-term incentive levels for the Chief Executive Officer and other members of executive management.

COMPENSATION PHILOSOPHY

     The Compensation Committee continued to refine the Company's executive compensation program in 1997. The changes were necessary to continue the transition toward greater levels of performance-based compensation, and to reduce the Company's traditional reliance on relatively high levels of base salary. Specifically, annual fixed salaries were held constant for several members of executive management, and increased emphasis was placed on performance-based incentives and stock option grants. The Compensation Committee believes that these changes were necessary to align more closely the financial interests of the Company's executive officer group with those of the Company's shareholders.

     The following objectives were used by the Compensation Committee in designing the Company's 1997 executive compensation program. The compensation program must:

     - Attract, motivate and retain key executives;

     - Align key management and shareholder interests; and

     - Provide incentives that reward executive management performance only if the Company's performance meets or exceeds planned results.

     During 1997, certain information was used by the Compensation Committee to guide decisions concerning executive compensation, including recovery audit industry practices, compensation surveys with respect to companies of similar size and growth, peer group surveys, and experience of the Committee members.

EXECUTIVE COMPENSATION PROGRAM

     The 1997 executive compensation program consisted of base salary, annual incentives, and long-term remuneration in the form of deferred compensation arrangements and non-qualified stock options.

  Base Salary

     The recovery auditing industry in general and the Company in particular traditionally have compensated key executives primarily on the basis of cash, generally consisting of salary and performance-based incentives. Additionally, to attract talented field managers to home office positions, it has historically been necessary for the Company to maintain or increase the levels of remuneration being paid to these individuals, who generally are highly compensated. Prior to 1997, these two factors over time had significantly elevated the base compensation levels required to staff the Company's key management positions. As a result of becoming a publicly traded company, however, the Compensation Committee decided to reduce the level of emphasis on base salary throughout the Company's management groups in favor of greater levels of long-term compensation such as stock options. The Compensation Committee believes that having greater levels of each manager's compensation "at risk" serves to align more closely management's interests with those of the Company's shareholders.

     In determining the appropriate base salary levels for 1997, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies, and review of peer group compensation. For 1997, base salaries were set by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives within the Company, and (iii) the need to attract new talent as the Company continues to grow. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

     As a result of the foregoing, in 1997 the base salaries of Mr. Cook (Chief Executive Officer) and Mr. Toma (Vice Chairman) were frozen as compared to 1996. The 1997 annual salaries of Mr. Ellis (Chief Financial Officer), Mr. Mills (Senior Vice President -- Corporate Development) and Mr. Lustig (President) were increased to reflect either a merit increase, additional responsibilities or promotion.

  Annual Incentive Compensation

     The 1997 annual incentives for executive management pursuant to the Company's Management and Professional Incentive Plan included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections, and receivables levels. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. Components of each executive officer's annual incentive compensation were established by the Compensation Committee. The 1997 annual incentive compensation for Mr. Cook was based solely on Company pro forma earnings per share attainment. Annual incentive compensation in 1997 for the other executive officers was based on factors such as pro forma earnings per share, Company operating income, functional expense control and specific business objectives. The 1997 annual incentives for each executive officer contained threshold targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum compensation limits were in effect for each incentive component pertaining to each executive officer.

  Deferred Compensation

     The Company historically has provided, and continues to provide, non-qualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his compensation package when he entered into his employment agreement with the Company. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

  Other Long-Term Incentive Compensation

     The Company's shareholders approved an additional long-term incentive program through the adoption of the Company's 1996 Stock Option Plan (as successor in interest to the 1995 Stock Option Plan established by a predecessor of the Company). All executive officers have received option grants under the 1996 Stock Option Plan. The use of stock options is meant to align the interests of key executives and shareholders. Subject to one exception, all options granted to executive officers under the 1996 Stock Option Plan through April 30, 1998 have been at fair market value on date of grant, and vest ratably over five years of continuous employment with the Company. The exception is a performance grant for Mr. Lustig that vests over a four-year period. The Compensation Committee grants options to key employees of the Company, including the executive officers, based upon the following subjective factors: current position, level of performance, potential for future responsibilities, and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers.

  Compliance with Code Section 162(m)

     The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code, as amended, is $1.0 million, unless an exemption for performance-based compensation is met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied; however, the Compensation Committee has reviewed the potential effect of Section 162(m) on the 1996 Stock Option Plan and has recommended to the Board that the 1996 Stock Option Plan be renamed, amended, restated and submitted to the Company's shareholders for approval in order to bring it into compliance with the performance-based compensation exemption with respect to future compensation. In addition, the Compensation Committee has recommended that a new Executive Incentive Plan be adopted effective January 1, 1999 for the Chief Executive Officer of the Company and certain other senior executives and that such plan be submitted to the Company's Shareholders for approval to bring this plan into compliance with the Section 162(m) exemption for performance-based compensation. See "Proposal to Approve The Profit Recovery Group International, Inc. Stock Incentive Plan" and "Proposal to Approve The Profit Recovery Group International, Inc. Executive Incentive Plan."

  Compensation of Chief Executive Officer

     On March 20, 1996, Mr. Cook signed a revised employment agreement with the Company. This agreement expires in the year 2002, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a five-year term, subject to prior notice of non-renewal by the Board of Directors.

     As a result of the previously discussed intent of the Compensation Committee to emphasize performance based compensation over base salary, Mr. Cook, working in concert with the Compensation Committee, agreed to freeze his base salary in 1997 as part of the revised employment agreement. In place of his frozen base salary, a performance based incentive plan was established.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook commencing in 1997 pursuant to which he was eligible to earn an annual cash incentive of up to 150% of his base salary if the Company achieved certain pro forma earnings per share goals. The threshold goal for 1997 was established at $0.46 per share, which represented an 18.0% increase over the Company's 1996 pro forma earnings per share of $0.39. The Company achieved pro forma earnings per share of $0.55 in 1997, which represented a 41.0% increase over the Company's 1996 pro forma earnings per share, and Mr. Cook earned an intermediate level bonus of $350,000 with respect to such year.

     Mr. Cook's employment agreement also provides that further option grants will be made annually through 1998 if earnings per share exceed the level achieved in the immediately preceding year by certain specified percentages, generally 30% or greater. The Company's 1997 pro forma earnings per share achievement entitled Mr. Cook to a grant on December 31, 1997 of options to purchase 86,663 shares of Common Stock at $17.75 per share, which represented the fair market value of the Company's common stock on that date. The December 31, 1997 options granted pursuant to this employment agreement provision, and any similar future grants, vest ratably and prospectively over five years.

                                          COMPENSATION COMMITTEE

                                          E. James Lowrey, Chairman
                                          Jonathan Golden
                                          Garth H. Greimann

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the other four most highly paid executive officers of the Company in 1997 (the "Named Executive Officers"). The information presented is for the years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                  -------------
                                                 ANNUAL COMPENSATION(1)            SECURITIES
                                         --------------------------------------    UNDERLYING
                                                                 OTHER ANNUAL        OPTIONS          ALL OTHER
NAME AND POSITION                 YEAR   SALARY(2)    BONUS     COMPENSATION(3)   (# OF SHARES)   COMPENSATION(1)(4)
-----------------                 ----   ---------   --------   ---------------   -------------   ------------------
John M. Cook....................  1997   $350,012    $350,000       $    --           86,663           $ 18,402
  Chairman of the Board           1996    356,731     262,500            --          223,530             15,475
  and Chief Executive Officer     1995    695,000          --            --               --            115,000
John M. Toma....................  1997    305,994     114,750            --               --             57,180
  Vice Chairman                   1996    307,609     122,400            --          100,000             67,050
                                  1995    374,000          --            --               --              4,000
Michael A. Lustig...............  1997    264,596      90,100            --          135,000             20,000
  President(5)                    1996    211,269      67,302            --           51,500             20,000
Donald E. Ellis, Jr. ...........  1997    172,115      64,922            --               --             26,446
  Senior Vice President,          1996    160,000      56,000            --           10,000             26,446
  Chief Financial Officer         1995    131,000      13,000        22,000          120,000             26,000
  and Treasurer(6)
Tony G. Mills...................  1997    156,461      56,281            --               --              1,784
  Senior Vice President --        1996    150,000      57,000            --           60,000              3,003
  Corporate Development(6)        1995     36,346          --            --           20,000                523

---------------

(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Includes contributions made to the Company's 401(k) Plan during the years presented.
(3) Consisted of $12,500 for car allowance and $9,500 for financial advisory services received by Mr. Ellis.
(4) Consists of:

     (a) Premiums for supplemental term life insurance paid by the Company in the approximate amounts set forth below:

                                                   1997     1996      1995
                                                  ------   ------   --------
Mr. Cook........................................  $   --   $   --   $102,000
Mr. Toma........................................      --       --      4,000
Mr. Lustig......................................      --       --         --
Mr. Ellis.......................................   1,446    1,446      1,000
Mr. Mills.......................................   1,784    3,003        523

     (b) Deferred compensation accrued in the consolidated financial statements of the Company on behalf of Messrs. Toma, Lustig and Ellis in the amounts of $55,000, $20,000 and $25,000, respectively, in 1997 and 1996; and Mr. Ellis in the amount of $25,000 in 1995.
     (c) Legal expenses paid by the Company in 1995 on behalf of Mr. Cook in the amount of $13,000.

     (d) Tax preparation expenses paid by the Company in 1997 on behalf of Messrs. Cook and Toma in the amount of $18,402 and $2,180, respectively; and in 1996 on behalf of Messrs. Cook and Toma in the amount of $15,475 and $12,050, respectively.
(5) Mr. Lustig was employed by the Company in January 1996.
(6) Amounts shown for 1995 reflect compensation for Mr. Ellis from March 1, 1995, when he began employment with the Company, and for Mr. Mills from October 15, 1995, when he began employment with the Company.

OPTION GRANTS TABLE

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1997. No separate stock appreciation rights ("SARs") were granted during 1997.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                 PERCENT OF                              VALUE AT ASSUMED
                                    NUMBER OF      TOTAL                               ANNUAL RATES OF STOCK
                                    SECURITIES    OPTIONS     EXERCISE                PRICE APPRECIATION FOR
                                    UNDERLYING   GRANTED TO   OR BASE                       OPTION TERM
                                     OPTIONS     EMPLOYEES     PRICE     EXPIRATION   -----------------------
NAME                                 GRANTED      IN 1997      ($/SH)       DATE         5%           10%
----                                ----------   ----------   --------   ----------   ---------   -----------
John M. Cook......................    86,663(1)     8.7%       $17.75     12/31/07    $967,409    $2,451,603
Michael A. Lustig.................    60,000(1)     6.0         14.75     01/03/07     556,572     1,410,462
                                      75,000(2)     7.5         17.75     12/31/07     837,216     2,121,670

---------------

(1) Options are non-qualified options granted under the 1996 Stock Option Plan. All options have ten-year terms and vest as follows: 20% becomes exercisable on the anniversary of grant and an additional 20% becomes exercisable on each grant date anniversary thereafter; provided, however, that Mr. Cook's options will vest automatically upon the occurrence of certain events. See "-- Employment Agreements."
(2) Options are non-qualified options granted under the 1996 Stock Option Plan. All options have ten-year terms and vest as follows: 25% becomes exercisable on the anniversary of grant and an additional 25% becomes exercisable on each grant date anniversary thereafter.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     None of the Named Executive Officers held or exercised SARs during 1997. The following table sets forth certain information regarding options exercised during the year ended December 31, 1997, and unexercised options held at year-end, by each of the Named Executive Officers.

                       OPTION VALUES AT DECEMBER 31, 1997

                                                          NUMBER OF SECURITIES
                                  SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 ACQUIRED              OPTIONS AT FISCAL YEAR-END      IN-THE-MONEY OPTIONS AT
                                    ON       VALUE                 (#)                 FISCAL YEAR-END ($)(1)
                                 EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                               (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             --------   --------   -----------   -------------   -----------   -------------
John M. Cook...................       --    $     --     44,706         265,487       $228,236       $912,942
John M. Toma...................       --          --     20,000          80,000        135,000        540,000
Michael A. Lustig..............       --          --     15,100         171,400         93,600        320,400
Donald E. Ellis, Jr............   24,000     280,800      2,000          80,000         13,500        950,400
Tony G. Mills..................       --          --     20,000          60,000        180,600        473,400

---------------

(1) Calculated based on a fair market value of $17.75 per share of Common Stock at December 31, 1997, less the applicable exercise prices.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement, as amended, with John
M. Cook that currently expires December 31, 2002. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a five-year term), subject to prior notice of non-renewal by the Board of Directors. Pursuant to Mr. Cook's employment agreement, for 1998 through 2002, Mr. Cook will receive an annual base salary of $350,000 and an annual bonus of up to 150% of his base salary based upon the Company's performance for the respective year. For 1998, the Compensation Committee determined that Mr. Cook also is eligible to receive options with respect to up to a maximum of 150,000 shares of Common Stock if 1998 earnings per share are 150% or more of 1997 earnings per share. Should 1998 earnings per share be at least 125% of 1997 earnings per share, Mr. Cook will be entitled to receive options to purchase an additional 75,000 shares of Common Stock, and a prorated additional amount if 1998 earnings per share are between 126% and 149% of 1997 earnings per share. Any options so granted to Mr. Cook shall be granted at fair market value as of the end of 1998 and will vest over a five-year period at 20% per year. If Mr. Cook is terminated other than for cause or if Mr. Cook resigns for "Good Reason," he is eligible to receive a severance payment up to a maximum amount not to be deemed an "excess parachute payment" under the Code, and all outstanding options immediately become vested. "Good Reason" means any of the following occurring without the employee's consent: (i) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in the employee's Employment Agreement; (ii) a requirement that employee perform a substantial portion of his duties outside Atlanta, Georgia; (iii) a reduction of employee's compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company; (iv) a merger, consolidation or reorganization of the Company or any other transaction resulting in Mr. Cook (together with his immediate family or trusts or limited partnerships established for the benefit of Mr. Cook and/or such persons) owning in the aggregate less than 20% of the voting control of the Company; or (v) a sale or agreement to sell or a grant of an option to purchase all or substantially all of the assets of the Company. Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement. Mr. Cook has agreed not to compete with the Company or to solicit any of the Company's clients or employees for a period of 18 months following termination of employment.

     The Company also has entered into employment agreements with John M. Toma, Michael A. Lustig, Donald E. Ellis, Jr. and Tony G. Mills, each of which will expire December 31, 1998 and provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. Messrs. Toma, Lustig, Ellis and Mills have agreed not to compete with the Company nor to solicit any clients or employees of the Company for a period of 18 months following termination of their respective employments.

     Pursuant to Mr. Toma's employment agreement, for 1998, he will continue to receive a base salary of $306,000, and the Compensation Committee increased Mr. Toma's maximum potential bonus from 50% of his base salary to 60% of his base salary based upon the Company's performance for 1998. On January 27, 1998, the Compensation Committee granted Mr. Toma options to purchase 25,000 shares of Common Stock at a purchase price of $15.75 per share, vesting over a five-year period at 20% per year. For 1998, the Compensation Committee determined that Mr. Toma also is eligible to receive additional options with respect to up to a maximum of 75,000 shares of Common Stock if 1998 earnings per share are 150% or more of 1997 earnings per share. Should 1998 earnings per share be at least 125% of 1997 earnings per share, Mr. Toma will be entitled to receive options to purchase an additional 25,000 shares of Common Stock, and a prorated additional amount if 1998 earnings per share are between 126% and 149% of 1997 earnings per share. Any options so granted to Mr. Toma shall be granted at fair market value as of the end of 1998 and will vest over a five-year period at 20% per year. In addition, the Company agreed to make annual contributions in the amount of $55,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50% immediately and the remainder over a ten-year period. Mr. Toma will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Toma with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Toma will receive severance payments equal to one year's base salary and other personal benefits. Mr. Toma also will receive severance payments equal to one year's base salary if he resigns for "Good Reason" (as such term is similarly defined in Mr. Cook's employment agreement).

     In January 1998, Mr. Lustig was elected as President of the Company and was elected to the Board of Directors of the Company. For 1998, the Compensation Committee increased Mr. Lustig's annual base salary to $300,000 and increased his maximum potential bonus from 50% to 75% of his base salary based upon the Company's performance for 1998. The Compensation Committee has determined that Mr. Lustig also is eligible to receive additional options up to a maximum of 125,000 shares of Common Stock if 1998 earnings per share are 150% or more of 1997 earnings per share. Should 1998 earnings per share be at least 125% of 1997 earnings per share, Mr. Lustig will be entitled to receive options to purchase an additional 37,500 shares of Common Stock, and a prorated additional amount if 1998 earnings per share are between 126% and 149% of 1997 earnings per share. Any options so granted to Mr. Lustig shall be granted at fair market value as of the end of 1998, and will vest over a four-year period at 25% per year. Beginning in 1998, Mr. Lustig has elected to reduce his annual base salary by $40,000 and to contribute such amount to a deferred compensation program for his benefit, which amount vests immediately. In addition, the Company agreed to make annual matching contributions in the amount of $40,000 per year to such deferred compensation program, which amounts will vest over a ten-year period. Mr. Lustig will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Lustig with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Lustig will receive severance payments equal to six months' base salary.

     Pursuant to Mr. Ellis' employment agreement, for 1998, he will continue to receive an annual base salary of $175,000 and a bonus of up to 50% of his base salary based in part upon the Company's performance for 1998. On January 27, 1998, the Compensation Committee granted Mr. Ellis options to purchase 15,000 shares of Common Stock at a purchase price of $15.75 per share, vesting over a five-year period at 20% per year. Mr. Ellis elected to reduce his annual bonus by up to $25,000 and to contribute such amount to a deferred compensation program for his benefit, which amount vests immediately. In addition, the Company has agreed to make annual matching contributions in the amount of $25,000 per year to such deferred compensation program, which amounts will vest over a ten-year period. Mr. Ellis will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Ellis with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Ellis will receive severance payments equal to one year's base salary. Mr. Ellis also will receive severance payments equal to one year's base salary if he resigns for "Good Reason" (as such term is similarly defined in Mr. Cook's employment agreement).

     For 1998, the Compensation Committee increased Mr. Mills' annual base salary to $170,000 (effective March 1, 1998). Pursuant to Mr. Mills' employment agreement, for 1998, he will receive a bonus of up to 50% of his base salary based in part upon the Company's performance for 1998. On January 27, 1998, the Compensation Committee granted Mr. Mills options to purchase 15,000 shares of Common Stock at a purchase price of $15.75 per share, vesting over a five-year period at 20% per year. Beginning in March 1998, the Compensation Committee has determined that the Company will make annual contributions in the amount of $10,000 per year to a deferred compensation program for Mr. Mills, which amounts will vest over a ten-year period. Mr. Mills will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Mills with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Mills will receive severance payments equal to nine months' base salary and certain other personal benefits.

1996 STOCK OPTION PLAN

     In January 1996, the Company, with the approval of its shareholders, adopted its 1996 Stock Option Plan. The 1996 Stock Option Plan provides for the grant of options to acquire a maximum of 3,500,000 shares of Common Stock, subject to certain adjustments. As of April 15, 1998, options for 2,512,393 shares were outstanding (after adjustment for forfeitures) and options for 144,700 shares had been exercised. Options may be granted under the 1996 Stock Option Plan to key employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of April 15, 1998, approximately 700 employees (including officers) and five non-officer directors of the Company were eligible to participate in the 1996 Stock Option Plan. Unless sooner terminated by the Board, the 1996 Stock Option Plan terminates in January 2006. The Board of Directors has approved certain amendments to the 1996 Stock Option Plan which would, among other things, increase by one million shares the number of shares eligible for issuance thereunder and allow for the grant of SARs and other stock awards thereunder in addition to options. See "Proposal to Approve The Profit Recovery Group International, Inc. Stock Incentive Plan."

EMPLOYEE STOCK PURCHASE PLAN

     In May 1997, the Company's shareholders approved the adoption of The Profit Recovery Group International, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Code Section 423. Under the Stock Purchase Plan, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from one to ten percent of their compensation (as defined in the Stock Purchase Plan), with a minimum deduction of ten dollars per payday and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase Common Stock at a price of 85% of the fair market value thereof as of the first Trading Day (as defined in the Stock Purchase Plan) of the offering period. The aggregate number of shares of Common Stock which may be purchased by all participants under the Stock Purchase Plan may not exceed 750,000, subject to certain adjustments. The Company estimates that, as of April 15, 1998, approximately 880 employees of the Company and its subsidiaries are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will terminate at the option of the Company's Compensation Committee or, if earlier, at the time purchase rights have been exercised for all shares of Common Stock reserved for purchase under the Stock Purchase Plan.

THE COMPANY'S 401(K) PLAN

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax saving deferrals of from 1% to 15% of their compensation each year, subject to annual limits on such deferrals (e.g., $10,000 in 1998) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account. Under the 401(k) Plan, the vested portion of a participant's accrued benefit is payable upon such employee's termination of employment, attainment of age 59 1/2 (with respect to 100% vested accounts only), retirement, total and permanent disability or death.

                              CERTAIN TRANSACTIONS

     The following members of Mr. Cook's immediate family are employed by the Company as field auditors or audit managers and received compensation in 1997 in the approximate amounts set forth beside their names: David H. Cook, brother -- $229,000 consisting of $175,000 salary and $54,000 bonus; Harriette
L. Cook, sister-in-law -- $90,000 salary; Pamela M. Cook, sister -- $145,000 consisting of $115,000 salary and $30,000 bonus; Patricia Sluiter, sister -- $158,000 in commissions; Allen R. Sluiter, brother-in-law -- $176,000 in commissions; and M. Christine Cook, daughter -- $77,000 in commissions.

     Mr. Toma's sister-in-law, Marie Neff, is employed with the Company as Vice President of Ancillary Services. For 1997, the Company paid Ms. Neff compensation of approximately $130,000.

     See "Director Compensation" for a discussion of certain additional transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Eisenberg filed a late Form 3 and Mr. Kramer filed one late Form 4 to report one transaction.

       PROPOSAL TO APPROVE THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                              STOCK INCENTIVE PLAN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     In January 1996, the Board and the shareholders approved the 1996 Stock Option Plan. As of April 15, 1998, options for 2,512,393 shares were outstanding under the 1996 Stock Option Plan (after adjustment for forfeitures) and 144,700 options had been exercised. Unless sooner terminated by the Board, the 1996 Stock Option Plan terminates in January 2006. As of April 15, 1998, an additional 842,907 shares remained available under the 1996 Stock Option Plan for issuance in connection with future option grants thereunder. Subject to shareholder approval, the Board has approved certain amendments to the 1996 Stock Option Plan and has renamed it The Profit Recovery Group International, Inc. Stock Incentive Plan. The material amendments to the 1996 Stock Option Plan provide for an increase by one million shares of the number of shares of Company Common Stock which may be granted thereunder and provide for the grant of SARs and other awards of Common Stock ("Stock Awards") thereunder, in addition to options to purchase Common Stock. SARs provide participants the opportunity to receive, in cash or shares of Common Stock, value equal to all or a portion of the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise over an exercise price established by the Compensation Committee. The material provisions of the Stock Incentive Plan are summarized below.

ELIGIBILITY FOR PARTICIPATION UNDER THE STOCK INCENTIVE PLAN

     Options, SARs and Stock Awards may be granted under the Stock Incentive Plan to key employees, officers or directors of, and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of the date of this Proxy Statement, approximately 700 employees (including officers) and five non-officer directors of the Company are eligible to participate in the Stock Incentive Plan. Nothing contained in the Stock Incentive Plan or in any agreement entered into pursuant thereto may confer upon any person any right to continue as director, officer or employee of the Company or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

SHARES RESERVED UNDER THE STOCK INCENTIVE PLAN; INDIVIDUAL GRANT LIMITS

     The Stock Incentive Plan provides for the grant of awards to acquire a maximum of 4,500,000 shares of Common Stock (including options for shares subject to previous grants under the Company's 1996 Stock Option Plan), subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Shares issued under the Stock Incentive Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market. The maximum number of SARs and shares subject to options that may be granted to any one individual during any consecutive 12-month period under the Stock Incentive Plan is 500,000. The maximum number of shares that may be granted to any one individual pursuant to Stock Awards during any consecutive 12-month period is 500,000 shares.

     The Stock Incentive Plan permits the grant of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), SARs and Stock Awards at the discretion of the Compensation Committee of the Board of Directors.

PURPOSE OF THE STOCK INCENTIVE PLAN

     The Company desires to attract and retain persons of skill and experience and to encourage their highest levels of performance on behalf of the Company and its subsidiaries. The Stock Incentive Plan accordingly affords eligible persons the opportunity to acquire stock rights in the Company. A portion of the options issued pursuant to the Stock Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code or any succeeding provisions. The Stock Incentive Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

DURATION OF THE STOCK INCENTIVE PLAN

     Awards may be granted pursuant to the Stock Incentive Plan from time to time prior to the earliest of (1) the date next preceding that date which is ten years from the date of approval thereof by the Company's shareholders; or (2) the date on which all shares available for issuance under the Stock Incentive Plan have been issued.

ADMINISTRATION OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Stock Incentive Plan, in administering the Stock Incentive Plan and the awards granted under the Stock Incentive Plan, the Compensation Committee shall have the authority to (1) determine the employees of the Company and its subsidiaries to whom ISOs may be granted, and to determine the directors, officers and employees of the Company and its subsidiaries and the consultants and advisors, to whom NSOs, SARs and Stock Awards may be granted; (2) determine the time or times at which awards may be granted; (3) determine the number of shares subject to each award and, for options and SARs, the exercise price thereof; (4) determine whether each option granted shall be an ISO or a NSO; (5) determine the time or times when each option and SAR shall become exercisable and the duration of the exercise period;
(6) determine whether restrictions are to be imposed on shares subject to options and the nature of such restrictions; (7) determine whether and under what circumstances cash payments shall be made upon the termination of options or SARs, and whether and under what circumstances stock acquired pursuant to the exercise of an option or SAR shall be repurchased by the Company; (8) determine the terms of any Stock Awards; and (9) interpret the Stock Incentive Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the Stock Incentive Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Exchange Act to a subcommittee of the Compensation Committee (the "Subcommittee") consisting of at least two directors, each of whom is a "nonemployee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as defined in the regulations promulgated pursuant to
Section 162(m) of the Code.

     The current Compensation Committee members are Mr. Lowrey, Chairman, Mr. Golden and Mr. Greimann. Under the Stock Incentive Plan, acts by a majority of the Compensation Committee, or acts reduced to or approved in writing by a majority of the members of the Compensation Committee, shall be the valid acts of the Compensation Committee.

     No members of the Board of Directors or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Stock Incentive Plan or any stock options granted under it. No member of the Board or the Compensation Committee shall be liable for any act or omission of any other member of the Board or the Compensation Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Stock Incentive Plan, except those resulting from his own gross negligence or willful misconduct. In addition to such other rights of indemnification as he may have as a member of the Board or Compensation Committee, each member of the Board and the Compensation Committee shall be entitled to indemnification by the Company with respect to administration of the Stock Incentive Plan and the granting of rights and benefits under it.

AMENDMENT OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) materially altering the number of shares that may be issued under the Stock Incentive Plan (except by certain adjustments under the Stock Incentive Plan); (b) materially modifying the persons or classes of persons eligible to participate in the Stock Incentive Plan; (c) materially increasing the benefits accruing to participants under the Stock Incentive Plan;
(d) modifying the exercise price at which options and SARs may be offered (except by adjustment pursuant to the Stock Incentive Plan); and (e) extending the maximum option period under, or the term of, the Stock Incentive Plan. Awards may not be granted under the Stock Incentive Plan after the date of termination of the Stock Incentive Plan, but options and SARs granted prior to that date shall continue to be exercisable according to their terms.

NEW PLAN BENEFITS

     During 1997 and from January 1, 1998 through April 15, 1998, the number and exercise price of options granted to executive officers as a group, non-executive directors and non-executive employees pursuant to the Company's 1996 Stock Option Plan were as set forth below. See "Stock Option Grants in Last Fiscal Year" Table above for discussion regarding number of securities underlying options granted to the Named Executive Officers. Mr. Cook is eligible to receive, annually, options to purchase up to 150,000 shares of Common Stock if the Company achieves certain earnings per share increases. For 1998, Mr. Lustig and Mr. Toma are eligible to receive options to purchase up to 125,000 and 75,000 shares, respectively, if the Company achieves certain earnings per share increases. See "Executive Compensation -- Employment Agreements." For a discussion of potential future grants to the Non-Executive Director Group, see "Director Compensation."

                                                                                  FROM JANUARY 1, 1998
                                                                                 THROUGH APRIL 15, 1998
                                                            1997               ---------------------------
                                                 ---------------------------               EXERCISE PRICE
                                                             EXERCISE PRICE                  OR RANGE OF
                                                 NUMBER OF     OR RANGE OF     NUMBER OF      EXERCISE
GROUP                                             OPTIONS    EXERCISE PRICES    OPTIONS        PRICES
-----                                            ---------   ---------------   ---------   ---------------
Executive Officer Group........................   296,663     $12.50-$19.50      80,000        $15.75
Non-Executive Director Group...................        --               N/A          --           N/A
All Employees excluding Executive Officer
  Group........................................   519,437     $12.50-$17.75     281,500        $15.75

GRANT OF STOCK OPTIONS AND SARS

     The Compensation Committee may grant stock options and SARs to eligible persons in such amounts and on such terms not inconsistent with the Stock Incentive Plan as it may deem appropriate up to the number of shares remaining subject to the Stock Incentive Plan. The Company and each eligible person shall execute an agreement providing for the grant of stock options or SARs in accordance with the pertinent provisions of the Stock Incentive Plan. No consideration shall be paid in connection with any such grant unless the sale of shares is made simultaneously with the grant.

OPTION AND SAR EXERCISE PRICE

     The exercise price per share for the shares subject to ISOs, NSOs and SARs shall be at whatever price is approved by the Compensation Committee; provided, however, that, in general, the exercise price per share for the shares subject to ISOs shall be not less than the fair market value per share of Common Stock on the grant date, except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price per share shall be not less than 110% of the fair market value per share of Common Stock on the grant date. The "fair market value" shall be the closing price of the Common Stock on the Nasdaq National Market on the day of grant or if no sale of the Common Stock has been made on such date, on the next preceding day on which there was such a sale.

VESTING OF OPTIONS

     Unless otherwise provided by the Compensation Committee, options granted under the Stock Incentive Plan will generally vest at the rate of 20% per annum over a five-year period so that all options are vested after five years. The Compensation Committee has the authority to accelerate or waive the vesting period for any option granted under the Stock Incentive Plan upon the attainment of performance goals established by the Compensation Committee for the grantee(s). In the event of a change of control, the Compensation Committee may also accelerate the vesting of outstanding options under the Stock Incentive Plan.

ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SHARES

     If the shares of Common Stock are subdivided or combined, or a stock dividend is declared and paid, the number of shares of Common Stock subject to the Stock Incentive Plan and to the individual limits thereunder deliverable upon the exercise of Stock Options or SARs and subject to Stock Awards shall be increased or decreased proportionately, and the purchase price per share of options and SARs shall be adjusted to reflect such subdivision, combination or stock dividend. If, while unexercised options or SARs remain outstanding under the Stock Incentive Plan, the Company proposes to merge or consolidate with another corporation, whether or not the Company is to be the surviving corporation, or if the Company proposes to liquidate or sell or otherwise dispose of substantially all of its assets, or substantially all of the outstanding shares of stock of the Company are to be sold, then the Compensation Committee may, in its sole discretion, either (i) make appropriate provision for the protection of any such outstanding options and SARs by the substitution on an equitable basis of appropriate stock of the surviving corporation or its parent in the merger or consolidation or other reorganized corporation that will be issuable in respect to the shares of Common Stock of the Company subject to such options and SARs, provided that, with respect to ISOs, such provision shall satisfy the requirement that no additional benefits shall be conferred upon optionees as a result of such substitution within the meaning of Section 424(a) of the Code, and that the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (ii) upon written notice to the grantees, provide that all unexercised options and SARs must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Compensation Committee may, in its discretion, accelerate the date on which outstanding options and SARs become exercisable. In no event, however, shall the Compensation Committee be obligated to take any action as a result of any such transaction, it being acknowledged that it is in the Compensation Committee's sole discretion to determine if, and to what extent, any such action shall be taken.

DURATION AND TERMINATION OF OPTIONS AND SARS

     Each option and SAR expires on the date specified by the Compensation Committee, but not more than (i) ten years from the grant date in the case of NSOs and SARs, (ii) ten years from the grant date in the case of ISOs generally, and (iii) five years from the grant date in the case of ISOs granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company. If approved by the Compensation Committee, after request by the grantee, ISOs may be converted into NSOs and the term of such option may be extended.

MEANS OF EXERCISE OF OPTIONS AND SARS

     Options and SARs are exercised by giving written notice to the Company at its principal office address, accompanied, in the case of an option, by full payment of the purchase price therefor and the applicable withholding tax, either (a) in United States dollars in cash or by check, or (b) if permitted by the Compensation Committee, the delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option; provided, however, that such shares must have been held for at least six months.

NON-TRANSFERABILITY OF OPTIONS, SARS AND STOCK AWARDS

     No option, SAR or Stock Award is transferable except by will or by the laws of descent and distribution, and all options and SARs are exercisable, during the lifetime of the grantee, only by the grantee or the grantee's guardian or legal representative. Shares subject to options, SARs or Stock Awards granted under the Stock Incentive Plan that have lapsed or terminated may again be subject to awards thereunder.

RESTRICTIONS ON STOCK AWARDS

     Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Compensation Committee shall determine. These may include continuous service and/or the achievement of specified performance measures. The performance measures that may be used by the Compensation Committee for such Stock Awards shall be measured by revenues, income, or such other criteria as the Committee may specify. If the right to become vested in a Stock Award granted under the Stock Incentive Plan is conditioned on the completion of a specified period of service with the Company and its subsidiaries, without achievement of performance measures or other objectives being required as a condition of vesting, then the required period of service for vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Compensation Committee, in the event of the participant's death, disability, change in control or involuntary termination).

TAX TREATMENT

     The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the Stock Incentive Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A company, such as the Company, for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such individual as compensation income in the Company's taxable year in which the employee's taxable year of inclusion ends, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a participant's compensation income resulting from participation in the Stock Incentive Plan. The timing and amount of deductions available to the Company as a result of the Stock Incentive Plan will, therefore, depend upon the timing and amount of compensation income recognized by a participant as a result of participation in the Stock Incentive Plan. The following discusses the timing and amount of compensation income which will be recognized by participants and the accompanying deduction which will be available to the Company.

     Incentive Stock Options. A participant to whom an ISO which qualifies under Section 422 of the Code is granted generally will not recognize compensation income (and the Company will not be entitled to a deduction) upon the grant or the exercise of the option. To obtain nonrecognition treatment on exercise of an ISO, however, the participant must be an employee of the Company or a subsidiary continuously from the date of grant of the option until three months prior to the exercise of the option. If termination of employment is due to disability of the participant, ISO treatment will be available if the option is exercised within one year of termination. If an option originally designated as an ISO is exercised after these periods, the option will be treated as a NSO for income tax purposes and compensation income will be recognized by the participant (and a deduction will be available to the Company) in accordance with the rules discussed below concerning NSOs.

     The Code provides that ISO treatment will not be available to the extent that the fair market value of shares subject to ISOs (determined as of the date of grant of the ISOs) which become exercisable for the first time during any calendar year exceeds $100,000. If the $100,000 limitation is exceeded, the options in excess of the limitation are treated as NSOs when exercised.

     While a participant may not recognize compensation income upon exercise of an ISO, the excess of the fair market value of the shares of Common Stock received over the exercise price for the option is an adjustment for alternative minimum tax purposes and can affect the optionee's alternative minimum tax liability under applicable provisions of the Code. The increase, if any, in an optionee's alternative minimum tax liability resulting from exercise of an ISO will not, however, create a deductible compensation expense for the Company.

     When a participant sells shares of Common Stock received upon exercise of an ISO more than one year after the exercise of the option and more than two years after the grant of the option, the participant will normally not recognize any compensation income, but will instead recognize capital gain or loss from the sale in an amount equal to the difference between the sales price for the shares of Common Stock and the option exercise price. If, however, a participant sells the shares of Common Stock within one year after exercising the ISO or within two years after the grant of the ISO, the participant will recognize compensation income (and the Company will be entitled to a deduction) in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise of the option over the option exercise price, and (ii) the excess, if any, of the sale price for the shares over the option exercise price. Any other gain or loss on such sales (in addition to the compensation income mentioned previously) will normally be capital gain or loss.

     Nonqualified Stock Options. A participant to whom a NSO is granted will not normally recognize income at the time of grant of the option. When a participant exercises a NSO, the participant will generally recognize compensation income (and the Company will be entitled to a deduction) in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock when acquired over the option exercise price. The amount of gain or loss recognized by a participant from a subsequent sale of shares of Common Stock acquired from the exercise of a NSO will be equal to the difference between the sales price for the shares of Common Stock and the sum of the exercise price of the option plus the amount of compensation income recognized by the participant upon exercise of the option.

     SARs. The recipient of an SAR generally will not recognize any compensation income upon grant of the SAR. At the time of exercise of an SAR, however, the recipient should recognize compensation income in an amount equal to the amount of cash, or the fair market value of the shares, received.

     Restricted Stock Awards. If stock received pursuant to a stock award made through the Stock Incentive Plan is subject to a substantial restriction on continued ownership which is dependent upon the recipient continuing to perform services for the Company or its affiliated companies (a "substantial risk of forfeiture"), the participant should not recognize compensation income upon receipt of the shares of Common Stock unless he/she makes a so-called "83(b) election" as discussed below. Instead, the participant will recognize compensation income (and the Company will be entitled to a deduction) when the shares of Common Stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at that time. Absent a participant making an 83(b) election, dividends paid with respect to shares of Common Stock which are subject to a substantial risk of forfeiture will be treated as compensation income for the participant (and a compensation deduction will be available to the Company for the dividend) until the shares of Common Stock are no longer subject to a substantial risk of forfeiture.

     Different tax rules will apply to a participant who receives shares of Common Stock subject to a risk of forfeiture if the participant files an election pursuant to Section 83(b) of the Code (an "83(b) election"). If, within 30 days of receipt of the shares of Common Stock, a participant files an 83(b) election with the Internal Revenue Service and the Company, then, notwithstanding that the shares of Common Stock are subject to a risk of forfeiture, the participant will recognize compensation income upon receipt of the shares of Common Stock (and the Company will be entitled to a deduction) in an amount equal to the fair market value of the stock at the time of the award. If the 83(b) election is made, any dividends paid with respect to the shares of Common Stock will not result in compensation income for the participant (and will not entitle the Company to a deduction). Rather, the dividends paid will be treated as any other dividends paid with respect to Common Stock, as ordinary income which is not compensation.

TAX WITHHOLDING

     Whenever the Company proposes, or is required, to distribute shares of Common Stock under the Stock Incentive Plan, the Company may require the recipient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

UNFUNDED STATUS OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant by the Company, nothing contained in the Stock Incentive Plan shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

SHAREHOLDER APPROVAL

     The Company hereby undertakes that in the event that the Shareholders do not approve the Stock Incentive Plan, the Company will not make any grants pursuant to the Stock Incentive Plan in any fiscal year to either (a) its Chief Executive Officer or (b) any of the four highest compensated executive officers of the Company during that year, other than the Chief Executive Officer, whose aggregate salary and bonus exceed $100,000.

       PROPOSAL TO APPROVE THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                            EXECUTIVE INCENTIVE PLAN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     As noted in the Report of the Compensation Committee under "Compliance with Code Section 162(m)" above, the Company has proposed a new Executive Incentive Plan for its senior executives, to be effective January 1, 1999. Rather than specifying a formula for determining the relative weights of performance criteria used to determine incentive amounts, the Executive Incentive Plan, as proposed, enables the Subcommittee, no later than 90 days after the beginning of each fiscal year, to establish an incentive program within the general parameters of the Executive Incentive Plan, which program may change from year to year as the Subcommittee determines necessary to best meet the Company's needs within the confines of the Executive Incentive Plan. Set forth below is a description of the material features of the Company's Executive Incentive Plan.

ADMINISTRATION

     The Executive Incentive Plan will be administered by the Subcommittee of the Company's Compensation Committee, consisting of at least two directors, each of whom is an "outside" director as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code.

PARTICIPANTS

     The Executive Incentive Plan provides for participation by senior executives of the Company, as determined by the Subcommittee, which determination is made prior to the start of each fiscal year. Currently, eight executives would be eligible for selection by the Subcommittee for participation in the Executive Incentive Plan, including the Chief Executive Officer and each of the Named Executives. To the extent that these executives do not participate in the Executive Incentive Plan, they will be eligible to participate in the Company's existing Management and Professional Incentive Plan.

METHOD OF OPERATION

     No later than 90 days after the beginning of each fiscal year, the Subcommittee, after consulting with the Company's Chief Executive Officer and its Senior Vice President -- Human Resources, will determine the performance criteria from those listed below which will be applicable to each participant for such fiscal year, the maximum incentive which such participant may obtain, and the relative weight of each of the performance criteria which are applied. The performance criteria to be applied may include any combination of the following and may vary from participant to participant: (a) increases in quarterly and annual earnings per share of the Company, (b) increases in quarterly and annual revenues of the Company, (c) increases in quarterly and annual operating profit of the Company, (d) increases in quarterly and annual revenues generated from various industry segments, (e) quarterly and annual revenues derived from specified territories or clients, (f) increases in quarterly and annual cash receipts derived from specified territories or clients, (g) increases in quarterly and annual gross profits derived from specified territories or clients, (h) control of expenses in various functional areas, and (i) individual objectives based on quantitative goals set by the participant and the Subcommittee. The annual incentives set for each participant contain threshold targets for each incentive component to ensure that no annual incentive compensation is earned for substandard performance. All incentives under the Executive Incentive Plan will be paid within 60 days following the end of the period with respect to which they are calculated.

MAXIMUM ANNUAL COMPENSATION

     No participant in the Executive Incentive Plan may receive an incentive with respect to any fiscal year which is in excess of 1% of the Company's gross revenues during such year.

AMENDMENTS

     The Executive Incentive Plan may be amended by the Board of Directors; however once the Subcommittee has set performance goals and incentive targets with respect to a participant for a specific fiscal year, such goals and targets may not be amended in any manner which would increase the amount of the incentive payable to the participant, and such goals or targets may not be waived or decreased.

NEW PLAN BENEFITS

     It is impossible to determine the benefits which will be paid to any individuals with respect to 1998 pursuant to the Executive Incentive Plan should it be approved by the Company's Shareholders. For informational purposes only, the following table sets forth the dollar value of the bonuses paid to each of the following with respect to 1997 pursuant to the Company's existing Management and Professional Incentive Plan:

NAME AND POSITION                                             DOLLAR VALUE
-----------------                                             ------------
John M. Cook................................................   $  350,000
  Chairman of the Board and Chief Executive Officer
John M. Toma................................................      114,750
  Vice Chairman
Michael A. Lustig...........................................       90,100
  President
Donald E. Ellis, Jr.........................................       64,922
  Senior Vice President, Chief Financial Officer and
     Treasurer
Tony G. Mills...............................................       56,281
  Senior Vice President -- Corporate Development
Executive Officer Group.....................................      750,800
Non-Executive Officer Director Group........................            0
All Employees excluding Executive Officer Group.............    2,505,330

SHAREHOLDER APPROVAL

     The Company has undertaken that if the Executive Incentive Plan is not approved by the Company's Shareholders, no bonuses will be paid in any given year pursuant to the Executive Incentive Plan to (a) the Company's Chief Executive Officer or (b) any of its four highest compensated individuals, other than the Chief Executive Officer, whose aggregate salary and bonus during such year exceeds $100,000.

                 OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
                         AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1998 by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) the Named Executive Officers; (iii) each director of the Company; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all the shares of Common Stock indicated.

                                                               BENEFICIAL OWNERSHIP
                                                                 AS OF 4/15/98(1)
                                                              ----------------------
BENEFICIAL OWNER                                               SHARES     PERCENTAGE
----------------                                              ---------   ----------
John M. Cook(2)(3)..........................................  4,029,398      18.5%
Cook Family Limited Partnership(2)..........................  1,232,684       5.7
John M. Toma(2)(4)..........................................    590,346       2.7
Donald E. Ellis, Jr.(5).....................................     28,000         *
Michael A. Lustig(6)........................................     28,130         *
Marc S. Eisenberg(7)........................................          0         *
Tony G. Mills(8)............................................  1,798,007       8.3
Stanley B. Cohen(2)(9)......................................    650,000       3.0
Jonathan Golden(2)(10)......................................    882,928       4.1
Fred W. I. Lachotzki(11)....................................     14,000         *
E. James Lowrey(11).........................................      6,500         *
Berkshire Fund III(12)......................................  1,164,396       5.4
Bradley M. Bloom(12)(13)(15)................................  1,225,471       5.6
Jane Brock-Wilson(12)(13)(15)...............................  1,225,471       5.6
Kevin T. Callaghan(12)(13)(15)..............................  1,225,471       5.6
J. Christopher Clifford(12)(13)(14)(15).....................  1,225,471       5.6
Russell L. Epker(12)(13)(15)................................  1,225,471       5.6
Carl Ferenbach(12)(13)(15)..................................  1,225,471       5.6
Garth H. Greimann(12)(13)(15)...............................  1,225,471       5.6
Richard K. Lubin (12)(13)(15)...............................  1,225,471       5.6
All executive officers and directors as a group (14
  Persons)(16)..............................................  9,238,297      42.1

---------------

   * Less than one percent.
 (1) Applicable percentage of ownership at April 15, 1998 is based upon 21,715,461 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.
 (2) The business address for the named individual or entity is 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.
 (3) Does not include shares held for the benefit of John M. Cook or M. Lucy Cook for which Tony G. Mills is the trustee and has the sole investment and voting power with respect to such shares. Includes 1,232,684 shares held by the Cook Family Limited Partnership, for which Mr. Cook serves as the general partner and 67,867 shares held by M. Lucy Cook, his spouse. Also includes 134,000 shares owned by Cook Family Foundation, Inc., of which Mr. Cook, his spouse and members of his immediate family are the directors and 74,706 shares subject to options which either are currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (4) Includes 38,233 shares held for the benefit of Mr. Toma for which Tony G. Mills and Dorothy Toma, Mr. Toma's spouse, serve as co-trustees and share investment and voting power with respect to such shares. Includes 218,870 shares held by the Toma Family Limited Partnership, for which Mr. Toma serves as the general partner. Also includes 50,000 shares held by Dorothy Toma, 3,901 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, and 40,000 shares subject to options which either are exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (5) Represents 28,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (6) Includes 27,100 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (7) Excludes 421,138 shares in which Mr. Eisenberg has a pecuniary interest, but as to which Mr. Eisenberg disclaims beneficial ownership. Such shares are held pursuant to commercial relationship with the record owner. Mr. Eisenberg has informed the Company that he neither has nor shares the voting or investment power with respect to such shares and that he does not have the right either to acquire such voting or investment power within sixty (60) days or to terminate the commercial relationship with the record holder within sixty (60) days.
 (8) Includes shares held by trusts containing 1,697,774 shares for the benefit of John M. Cook and M. Lucy Cook of which Mr. Mills is the sole trustee and by trusts containing 78,233 shares for the benefit of Mr. Toma and certain members of his immediate family of which Mr. Mills is a co-trustee. Also includes 22,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (9) Includes 188,472 shares held for the benefit of Mr. Cohen for which Shirley
     L. Cohen, Mr. Cohen's spouse, is the trustee and has sole voting and investment power.
(10) Includes 143,408 shares held for the benefit of Mr. Golden for which Roberta P. Golden, Mr. Golden's spouse, is the trustee and has sole voting and investment power.
(11) Includes 4,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
(12) The business address for the named individual or entity is Suite 3300, One Boston Place, Boston, Massachusetts 02108-4401.
(13) Includes 1,164,396 shares held by Berkshire Fund III, for which the general partner is Third Berkshire Associates. Ms. Brock-Wilson and Messrs. Bloom, Callaghan, Clifford, Epker, Ferenbach, Greimann and Lubin serve as general partners of Third Berkshire Associates ("Berkshire Partners"). The Berkshire Partners each disclaim beneficial ownership of the shares owned by Berkshire Fund III, except to the extent of their respective pecuniary interests therein.
(14) Includes 8,764 shares held by Richard K. Lubin Daughters' Trust dtd 8/18/91 fbo Emily and Richard K. Lubin Daughters' Trust dtd 8/18/91 fbo Kate (collectively, "Lubin Trusts"), for which Mr. Clifford serves as trustee and shares voting and investment power.
(15) Includes shares held by each of the other Berkshire Partners as follows -- Ms. Brock-Wilson (4,815 shares) and Messrs. Bloom (8,762 shares), Callaghan (4,815 shares), Clifford (7,477 shares), Epker (7,477 shares), Ferenbach (8,762 shares), Greimann (7,661 shares) and Lubin (no shares); and shares held by the Lubin Trusts (8,764 shares), and three other affiliates of Third Berkshire Associates (2,542 shares), for which each of the Berkshire Partners holds shared voting power. Each of the Berkshire Partners disclaims beneficial ownership of these shares, except as to such shares held directly by such Berkshire Partner.
(16) Includes options to purchase 211,806 shares which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement. Does not include 715,887 shares subject to outstanding options which options are not currently exercisable and will not become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.

                               EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors' meeting immediately following the next annual meeting of the shareholders or until his earlier removal by the Board or his resignation. The following table lists the executive officers of the Company and their ages, offices with the Company, and the date from which they have continually served in their present offices with the Company.

                                                                                       YEAR FIRST
                                                                                       ELECTED TO
NAME                      AGE                 OFFICE WITH REGISTRANT                 PRESENT OFFICE
----                      ---                 ----------------------                 --------------
John M. Cook............  55    Chairman of the Board, Chief Executive Officer and        1990
                                  Director
John M. Toma............  52    Vice Chairman and Director                                1997
Michael A. Lustig.......  43    President and Director                                    1998
Marc S. Eisenberg.......  42    President of the Directorate of Alma and Director         1997
Robert G. Kramer........  54    Executive Vice President and Chief Information            1997
                                Officer
Donald E. Ellis, Jr.....  46    Senior Vice President, Chief Financial Officer and        1995
                                  Treasurer
Clinton McKellar, Jr....  51    Senior Vice President, General Counsel and                1997
                                Secretary
Tony G. Mills...........  41    Senior Vice President -- Corporate Development            1995
David A. Brookmire......  45    Senior Vice President -- Human Resources                  1995

     The employment histories of those executive officers who are not also directors are set forth below:

          Robert G. Kramer joined the Company in October 1997 as Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Kramer had worked for Home Shopping Network, Inc. since 1996 as Executive Vice President and Chief Information Officer. From 1994 to 1996, Mr. Kramer served as Executive Vice President and Chief Information Officer with Hanover Direct, Inc., a direct specialty retailer. From 1987 to 1994, Mr. Kramer served as Vice President Information Services for New Hampton, Inc., a catalog direct marketer.

          Donald E. Ellis, Jr. joined the Company in 1995 as Senior Vice President, Chief Financial Officer and Treasurer. From 1993 to 1995, Mr. Ellis served as Vice President -- Finance, Treasurer and Chief Financial Officer of Information America, Inc., a provider of on-line computer information services, and from 1991 to 1993, he was an independent financial consultant. From 1987 to 1991, Mr. Ellis served in various positions with KnowledgeWare, Inc., a supplier of application software, most recently as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Ellis is a certified public accountant.

          Clinton McKellar, Jr. joined the Company in June 1997 as Senior Vice President, General Counsel and Secretary. Prior to joining the Company, from 1989 to May 1997, Mr. McKellar served as Vice President, General Counsel and Secretary of Engraph, Inc., a manufacturer of consumer product packaging.

          Tony G. Mills was elected Senior Vice President -- Corporate Development in June 1997. Prior to that, he was Senior Vice
     President -- Legal Affairs, General Counsel and Secretary and had served in that capacity since joining the Company in October 1995. For 11 years prior to joining the Company, Mr. Mills was a shareholder in the Atlanta, Georgia law firm of Silfen, Segal, Fryer & Shuster, P.C. ("SSFS") and provided legal services to the Company through that firm since 1990. Mr. Mills remained as Of Counsel to SSFS through January 1996.

          David A. Brookmire joined the Company in 1995 as Senior Vice
     President -- Human Resources. From 1987 to 1995, Mr. Brookmire held various positions with Digital Communications Associates, Inc. (now Attachmate Corp.), most recently as Vice President -- Human Resources.

                               PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) Index and the Hambrecht & Quist Technology Index. The graph assumes that the value of the investment in the Common Stock in each index was $100 on March 26, 1996. The Performance Graph shows total return on investment for the period beginning March 26, 1996 (the date of the Company's initial public offering) through December 31, 1997.

                  VALUE OF $100 INVESTED ON MARCH 26, 1996 AT:

                                                                         NASDAQ
                                                                         STOCK           HAMBRECHT
               MEASUREMENT PERIOD                                       MARKET-           & QUIST
             (FISCAL YEAR COVERED)                      PRGX               US            TECHNOLOGY
3/26/96                                                        100               100               100
12/31/96                                                       145               118               123
12/31/97                                                       161               145               144

              Total return assumes reinvestment of any dividends.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG Peat Marwick LLP are the independent certified public accountants of the Company. Approval or selection of the independent certified public accountants of the Company is not submitted for a vote at the Annual Meeting of Shareholders. The Board of Directors of the Company has historically selected the independent certified public accountants of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its shareholders for there to be any impediment to the Board's exercising its judgment to remove the Company's independent certified public accountants if, in its opinion, such removal is in the best interest of the Company and its shareholders.

     It is anticipated that a representative from the accounting firm of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders to answer appropriate questions and make a statement if the representative desires to do so.

                             SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company by January 15, 1999 for inclusion in its Proxy Statement and form of proxy relating to that meeting. If the date of the next Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, the Company shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1998 ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WITHOUT EXHIBITS. REQUESTS FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO DONALD E. ELLIS, JR., SENIOR VICE PRESIDENT, THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., 2300 WINDY RIDGE PARKWAY, SUITE 100 NORTH, ATLANTA, GEORGIA 30339-8426.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                          By Order of the Board of Directors:

                                          /s/ JOHN M.COOK

                                          JOHN M. COOK
                                          Chairman of the Board
                                          and Chief Executive Officer

Dated: May 15, 1998

                 (The Profit Recovery Group International LOGO)

                                                                        APPENDIX
                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR USE AT THE ANNUAL MEETING ON JUNE 15, 1998

    The undersigned Shareholder hereby appoints John M. Cook, Donald E. Ellis, Jr., Clinton McKellar, Jr. or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") to be held on June 15, 1998, and any adjournments thereof. The undersigned acknowledges receipt of this Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 15, 1998, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated hereon. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

    1. ELECTION OF CLASS II DIRECTORS.

     [ ] FOR election of the individuals set forth below as Class II directors
       (except as marked to the contrary)

     [ ] REFRAIN FROM VOTING FOR election of the individuals set forth below as directors

     NOMINEES:  Stanley B. Cohen, Jonathan Golden and Garth H. Greimann

     (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that person's name on the space provided below.)

--------------------------------------------------------------------------------

                        (Continued on the Reverse Side)

    2. Resolution to approve The Profit Recovery Group International, Inc. Stock Incentive Plan, which increases by one million shares the number of shares of Company Common Stock which may be granted under stock options, stock appreciation rights, and other stock awards as compared to the Company's existing 1996 Stock Option Plan.

FOR [ ]     AGAINST  [ ]    ABSTAIN  [ ]


    3. Resolution to approve The Profit Recovery Group International, Inc. Executive Incentive Plan.

FOR [ ]     AGAINST  [ ]    ABSTAIN  [ ]

    4. Upon such other matters as may properly come before the meeting or any adjournment thereof.

THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS.

                                                Dated:                    , 1998
                                                      --------------------

                                                --------------------------------
                                                          (Signature)

                                                --------------------------------
                                                          (Signature)

                                                (Shareholders should sign
                                                exactly as name appears on
                                                stock. Where there is more than
                                                one owner, each should sign.
                                                Executors, Administrators,
                                                Trustees and others signing in a
                                                representative capacity should
                                                so indicate.)

                                                Please enter your Social
                                                Security Number or Federal
                                                Employer Identification Number
                                                here:

                                                --------------------------------